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                                                                     EXHIBIT 5.2



                       [LETTERHEAD OF STIKEMAN, ELLIOTT]


                                                                 AUGUST 12, 1997



National-Oilwell, Inc.


5555 San Felipe


Houston, Texas 77056


U.S.A.



Ladies & Gentleman:



     Re: Proposed business combination of National-Oilwell, Inc.
       (the "Company") and Dreco Energy Services Ltd. ("Dreco")



     We have acted as Canadian counsel to the Company in connection with the proposed business combination noted above, which is intended to be implemented through a plan of arrangement under the Business Corporation Act (Alberta)(the "Plan of Arrangement"), and which will include (i) a Support Agreement to be executed and delivered by the Company and Dreco ("Support Agreement") and (ii) a Voting and Exchange Trust Agreement to be executed and delivered by the Company, Dreco and a Trustee ("Voting and Exchange Trust Agreement," and together with the Support Agreement, the "Agreements"). Under the Agreements, the Company will provide an exchange put right and other obligations designed to ensure that the holders of Exchangeable Shares of Dreco to be issued under the Plan of Arrangement have certain voting, dividend and liquidation rights (collectively, the "Obligations"). The proposed Plan of Arrangement and the proposed forms of the Agreements are annexed as Exhibits to the Company's Registration Statement on Form S-4, as amended, to be filed with the Securities and Exchange Commission under the United States federal Securities Act of 1933, as amended (the "Act") relating to the issuance by the Company of additional shares of its Common Stock and of the Obligations (the "Registration Statement").



     It is contemplated that the Agreements will be governed by the laws of the Province of Alberta and the laws of Canada applicable therein.



     We have been asked to express an opinion whether the Obligations under the Agreements which are registered under the Registration Statement will be valid and binding on the Company under the laws of the Province of Alberta and the laws of Canada applicable therein.



     Assuming that (i) the Registration Statement becomes effective, (ii) the Plan of Arrangement becomes effective (iii) the Agreements are duly executed and delivered by the intended parties in the forms annexed as Exhibits to the Registration Statement resulting in the issuance of the Obligations and (iv) each intended party to the Agreements has the requisite capacity and authority to contract, then it is our opinion that the Obligations contained in the Agreements which are registered under the Registration Statement would be valid and binding obligations of the Company under the laws of Alberta and the federal laws of Canada applicable therein.



     We consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our name under the heading "Legal Matters" in the Registration Statement. In giving this opinion and consent, we do not thereby admit that we are acting within the category of persons whose consent is required under section 7 of the Act or the Rules and Regulations of the Securities and Exchange Commission thereunder.



                                            Yours very truly,



                                            Stikeman, Elliott